Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We herby consent to the incorporation by reference in this Registration Statement on Form S-1 (“Registration Statement”) of Citizens Independent Bancorp, Inc. (the “Company”), of our report dated March 13, 2014, relating to our audits of the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2012 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and to use of our name under the caption “Experts”, which is part of this Registration Statement.

/s/Dixon, Davis Bagent & Company

Granville, Ohio

May 23, 2014